Exhibit 10.3

SUMMARY OF AMENDMENTS TO UNWRITTEN EMPLOYMENT ARRANGEMENTS WITH YURI ITKIS AND BORIS ITKIS

Name	Title	Base Salary	Employment Term
Yuri Itkis	Chief Executive Officer	$200,000	At-will

Boris Itkis	Chief Technology Officer	$120,000	At-will